Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated September 22, 2025 with respect to the audited financial statements of Creative Future Acquisition Corp as of June 30, 2025 and for the period from January 13, 2025 (inception) through June 30, 2025. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ YCM CPA INC.

PCAOB ID 6781

Irvine, California

September 22, 2025